Exhibit (j)(i)

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 333-37277 on Form N-1A of our report dated August 26, 2015, relating to the financial statements and financial highlights of James Balanced: Golden Rainbow Fund, James Small Cap Fund, James Mid Cap Fund, James Micro Cap Fund, and James Long-Short Fund, each a series of the James Advantage Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended June 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
October 28, 2015